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                                                                 Exhibit 99.1

Press Release Source: Gyrodyne Company of America, Inc.

Gyrodyne Company of America, Inc. responds to 13-D Filings

Friday February 18, 4:17pm ET

ST. JAMES, N.Y., Feb. 18 /PRNewswire/ -- Gyrodyne Company of America, Inc. (Nasdaq: GYRO - News) today issued the following letter in response to the 13-D/A filing on February 9, 2005 by Kellogg Capital Group, LLC, Everest Special Situations Fund and certain of their respective affiliates, and the 13-D filing on February 14, 2005 by Phillip Goldstein and Andrew Dakos:

February 18, 2005


Dear Shareholders:

         In our last annual report, we illustrated how shareholder value had increased by 90% over the two year period ending April 30, 2004, increasing from $17.1 million to $ 32.5 million. As of this writing, nine months into fiscal year 2005, market capitalization has grown by yet another $14.6 million to $47.1 million which equates to a 45% increase for the period. Since April 30, 2002, shareholder value has increased by 175% and we continue to believe that our strategy to unlock the value of the Company's real estate holdings has been successful and is supported by the foregoing results.

         You may be aware that despite our significant progress, certain shareholders have publicly stated their intention to discuss with Management their personal views regarding Gyrodyne's business strategy. We, of course, always welcome and consider the viewpoints of our shareholders. Certain of these shareholders, however, have taken actions which, in our view, are veiled attempts to destabilize the Company for their own short-term benefit. For instance, we believe two shareholders have attempted to urge third parties to make unsolicited proposals to acquire the Company. While there may or may not be a relationship between the shareholders and these third parties, these same shareholders have also wrongly accused Management of failing to disclose a supposed "offer" to acquire the Company even though the shareholders admit never having seen any such offer. These are some of the maneuvers often employed by corporate raiders and others who have a history of engaging in pressure tactics for short-term personal gain at the expense of all other shareholders. At least one of the shareholders who has publicly stated his intentions with respect to Gyrodyne has in the past been accused by the management of another public company of trying to be bought out in a private transaction at a price which would not have been available to other shareholders.




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         We can assure you that neither the Board of Directors nor Management has received a bona fide, unconditional acquisition proposal for the Company. Management did receive a non-binding letter from a real estate developer proposing that the Company engage in a transaction involving Gyrodyne's stock. The letter was unsolicited and appeared to contemplate that the Company would commit to a transaction by signing a legally binding agreement within thirty days for the developer to acquire Gyrodyne's outstanding shares, purportedly for a slight premium to the then-current market price. The proposal was highly conditional. Among the conditions to the proposal was an unusual requirement that the developer be allowed to determine whether it would actually close the transaction, and therefore pay Gyrodyne shareholders the consideration, depending on whether the developer was satisfied in its sole discretion with its due diligence review of Gyrodyne; a review that would continue after the binding agreement was signed and would give the developer the ability to walk-away from the transaction at any time and for any reason. Among the other non-customary conditions proposed by the developer was a limit on the buyer's liability to Gyrodyne and its shareholders should the buyer fail to carry out the provisions of the legally binding agreement, and restrictions on the ability of the Gyrodyne board to seek out alternative transactions in the best interests of shareholders while the buyer was free to walk away from the transaction at any time if it chose to do so. We reviewed the letter carefully with counsel and concluded that the developer had not made a bona fide offer but rather was proposing a transaction that could be binding on Gyrodyne but not on the developer and as such would provide the developer with a free option to acquire the Company only if it chose to. Such a highly conditional and deficient transaction would create great uncertainty for Gyrodyne and its shareholders and could irreparably damage Gyrodyne and shareholder value if it failed to close. We were also fully aware that over the past few years, this developer proposed, but never pursued, despite the Company's willingness to have discussions, several ideas for the Flowerfield property. We therefore responded in writing to the developer stating that we had reviewed the highly conditional terms outlined in the letter, found them to be unacceptable, and determined that we would continue with Gyrodyne's strategy to enhance shareholder value. There has been no further communication from the developer.

         Your Board and Management remain committed to fulfilling their fiduciary obligations to preserve and maximize shareholder value. We will continue to explore alternative transactions for the Company that we believe are in the best interest of all shareholders including any bona fide offers to acquire the Company and those submitted on an unsolicited basis, as we remain committed to maximizing long term shareholder value.

         Members of the Board and Management currently hold, in the aggregate, more than 8.7% of the Company's outstanding common stock. In addition, two of our Directors were introduced to the Company by shareholders owning in




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excess of 26% of the outstanding shares. The interests of our officers and all of our Directors are aligned with our shareholders. It is from this perspective that your Board has repeatedly stated that it is confident that Management's long term strategy is in the best interest of Gyrodyne and its shareholders.

         Thank you for your continued support.

Very truly yours,


Stephen V. Maroney
President & CEO